Exhibit 10.4

Settlement Agreement

Settlement Agreement dated June 28, 2005 between Bottling Group, LLC, 1 Pepsi Way, Somers, New York 10589 (“PBG”), and PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York 10577 (“PepsiCo”).

WHEREAS, five leading suppliers of high fructose corn syrup (“Fructose”) during the period from July 1, 1991 to June 30, 1995 (the “Class Period”) have settled a class action lawsuit known as In re: High Fructose Corn Syrup Antitrust Litigation Master File No. 95-1477 in the United States District Court for the Central District of Illinois (the “Lawsuit”) for the total amount of $531 million;

WHEREAS, the bottling operations owned and operated by PepsiCo during the Class Period purchased approximately $ 979 million of Fructose during the Class Period and as a result have a claim for recovery from the Lawsuit settlement through Pepsi-Cola Commodities, Inc. (“Commodities”), a PepsiCo subsidiary at that time which purchased Fructose for PepsiCo’s company owned bottling operations and was transferred to PBG in connection with the formation of PBG in 1999; and

WHEREAS, each of PepsiCo and PBG claims that it is entitled to receive the recovery from the Lawsuit relating to the Fructose purchases by Commodities and in order to settle this dispute the parties have agreed to share the recovery from the Lawsuit settlement to the extent the recovery relates to Fructose purchases by PepsiCo’s company owned bottling operations transferred to PBG, all upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

     1. The parties agree to share equally (50/50) the proceeds from the settlement of the Lawsuit related to Fructose purchases during the Class Period by the PepsiCo company owned bottling business which were transferred to PBG when PBG was formed in 1999. In order to allocate the portion of the total Fructose purchases by PepsiCo’s company owned bottling operations to the bottling operations transferred to PBG, the parties have agreed to use case sales of PepsiCo beverage products (in 8 oz. cases) sold by these bottling operations during the Class Period as the measure for allocation. Based on the case sales of PepsiCo beverage products during the Class Period for all of PepsiCo’s company owned bottling operations, the parties have agreed to allocate 91.6% of the total Fructose purchases by PepsiCo’s company owned operations to the bottling operations transferred to PBG. As a result, PBG will be entitled to receive 45.8% (50% times 91.6%) of the total recovery related to the Fructose purchases by PepsiCo’s company owned bottling operations and PepsiCo shall receive the remaining 54.2% of such total recovery.

     2. As the company which purchased Fructose for PepsiCo’s company owned bottling operations and has made the formal claim related to these Fructose purchases to the claims administrator, Commodities is expected to receive settlement payments from the claims administrator relating to the Lawsuit settlement from time to time starting in the middle of 2005. Upon receipt of any such payments, Commodities will immediately thereafter transfer to PepsiCo 54.2% of all funds it receives with the remaining 45.8% to be retained by Commodities, as a subsidiary of PBG.

     3. The parties agree that this Settlement Agreement relates solely to the recovery from the Lawsuit settlement for the Fructose purchases by PepsiCo’s company owned bottling operations during the Class Period. This Settlement Agreement does not have any bearing on (i) any recoveries by PBG of any other amounts from the Lawsuit settlement relating to Fructose purchased by the PBG bottling businesses through or from third parties other than Commodities or other global procurement entity or (ii) any recoveries by PepsiCo of any other amounts from the Lawsuit settlement relating to the Fructose purchases by its businesses which were not company owned bottling operations, such as Quaker or Tropicana.

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement as of the date first set forth above.

Bottling Group, LLC

By:	/s/ Steven M. Rapp

Managing Director

PepsiCo, Inc.

By:	/s/ Robert K. Biggart

Vice President